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                                                                   Exhibit 10.25


                  SECOND AMENDED AND RESTATED LOAN AGREEMENT

     This Second Amended and Restated Loan Agreement is entered into as of May 13, 1999 (this "Restated Loan Agreement") between Identix Incorporated, a Delaware corporation (herein called "Identix"), and Identicator Technology, Inc., a Delaware corporation (herein called "Identicator"), and Imperial Bank (herein called "Bank"). This Restated Loan Agreement amends, restates and supercedes in its entirety the First Amended and Restated Loan Agreement (as hereinafter defined).

                                   Recitals

     A. Identix and Bank entered into a certain Security and Loan Agreement dated as of August 29, 1997, as the same was amended by that certain First Amendment to the Security and Loan Agreement and Addendum Thereto dated as of December 22, 1997, that certain Second Amendment to the Security and Loan Agreement and Addendum Thereto and Waiver dated as of July 6, 1998, that certain extension letter dated August 28, 1998 and that certain extension and modification letter dated November 4, 1998 (collectively, the "Prior Loan Agreement"), pursuant to which Bank agreed to extend and make loans available to Borrower upon the terms and conditions contained therein.

     B. The Prior Loan Agreement was amended and restated in its entirety by that certain Amended and Restated Security and Loan Agreement dated as of December 25, 1998, as the same was amended by that certain First Amendment to Amended and Restated Loan Agreement dated as of February 12, 1999 (collectively, the "First Amended and Restated Loan Agreement"), to provide for, among other things, the increase in the amount of Bank's commitment thereunder, the amendment of certain provisions relating to advances under said commitment and to modify certain covenants and reporting requirements of Identix, all as more fully set forth therein.

     C. Identix has acquired Identicator, including all of its capital stock, as permitted under the First Amended and Restated Loan Agreement, and Identix has requested and Bank has agreed to include the Accounts of Identicator in the calculation of the Borrowing Base, but only if Identicator agrees to become a co-borrower under this Restated Loan Agreement and subject to the terms and conditions hereinafter set forth and in reliance on the representations and warranties set forth herein.

                                   Agreement

     Now, Therefore, in consideration of the foregoing recitals and the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

     1. Definitions. As used in this Restated Loan Agreement and unless otherwise defined herein, all initially capitalized terms shall have the meanings set forth on Exhibit A attached hereto and incorporated herein by this reference.

     2.   Commitment.

          A. Revolving Commitment. Subject to all the terms and conditions of this Restated Loan Agreement and prior to the termination of its commitment as hereinafter provided, Bank hereby agrees to make loans (each a "Revolving Loan") to Borrower, from time to time and in such amounts as Borrower shall request pursuant to this Section 2.A., up to an aggregate principal amount outstanding under the Revolving Loan Account not to exceed the lesser of: (1) the sum of (a) eighty percent (80.0%) of Eligible Accounts due from Domestic Account Debtors and Foreign Account Debtors plus (b) eighty percent (80.0%) of Eligible Accounts due from ANADAC plus (c) from the date of this Restated Loan Agreement through June 30, 1999, the lesser of thirty-five

                                       1.
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percent (35.0%) of Eligible Inventory or $1,000,000.00 (as the same may be adjusted from time to time as provided for under Section 9.B. hereof, collectively, the "Borrowing Base") or (2) $10,000,000.00 (the "Revolving Commitment"). If at any time or for any reason, the outstanding principal amount of the Revolving Loan Account is greater than the lesser of: (x) the Borrowing Base or (y) the Revolving Commitment, Borrower shall immediately pay to Bank, in cash, the amount of such excess. Any commitment of Bank, pursuant to the terms of this Restated Loan Agreement, to make Revolving Loans shall expire on the Revolving Maturity Date, subject to Bank's right to renew said commitment in its sole and absolute discretion at Borrower's request. Any such renewal of the Revolving Commitment shall not be binding upon Bank unless it is in writing and signed by an officer of Bank. The outstanding principal balance of the Revolving Loan Account may be prepaid in whole or in part at any time without penalty. Provided that no Event of Default has occurred and is continuing, all or any portion of the Revolving Loans advanced by Bank which are repaid by Borrower shall be available for reborrowing in accordance with the terms hereof. Borrower promises to pay to Bank the entire outstanding unpaid principal balance (and all accrued unpaid interest thereon) of the Revolving Loan Account on or before December 24, 1999 ("Revolving Maturity Date").

        (1) Revolving Loans. The amount of each Revolving Loan made by Bank to Borrower hereunder shall be debited to the loan ledger account of Borrower maintained by Bank for the Revolving Commitment (herein called the "Revolving Loan Account") and Bank shall credit the Revolving Loan Account with all loan repayments in respect thereof made by Borrower. When Borrower desires to obtain a Revolving Loan, Borrower shall notify Bank (which notice shall be signed by an officer of Borrower and shall be irrevocable) in accordance with Section 3 hereof, to be received no later than 3:00 p.m. Pacific time one (1) Banking Day before the day on which the Revolving Loan is to be made. Revolving Loans may only be used for short-term working capital requirements, the issuance of letters of credit and the purchase of foreign exchange futures contracts.

            (a) Letter of Credit Usage and Sublimit. Subject to the availability of the Revolving Commitment and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Banking Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such standby and commercial letters of credit ("Letters of Credit") as Borrower may request, which request shall be made by delivering to Bank a duly executed letter of credit application on Bank's standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed $3,000,000.00 and (ii) shall be deemed to constitute Revolving Loans for the purpose of calculating availability under the Revolving Commitment. Unless Borrower shall have deposited with Bank cash collateral in an amount sufficient to cover all undrawn amounts under each such Letter of Credit and Bank shall have agreed in writing, no Letter of Credit shall have an expiration date that is later than the Revolving Maturity Date, subject to Bank's right to extend the expiration date of each such Letter of Credit beyond the Revolving Maturity Date in its sole and absolute discretion. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing Letters of Credit for Borrower.

            (b) Foreign Exchange Usage and Sublimit. Subject to the availability of the Revolving Commitment and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Banking Day immediately prior to the Revolving Maturity Date, Bank shall arrange the purchase by Borrower of foreign exchange futures contracts ("Exchange Contracts") as Borrower may request, which request shall be made by delivering to Bank a duly executed exchange contract application on Bank's standard form; provided, however, that the maximum aggregate notional contract amount under all such Exchange Contracts shall not at any time exceed $1,500,000.00; provided, further, that up to $150,000.00, representing ten percent (10%) of the maximum aggregate notional contract amount under all such Exchange Contracts, shall be deemed to constitute outstanding Revolving Loans for the purpose of

                                       2.
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calculating availability under the Revolving Commitment. Unless Borrower shall have deposited with Bank cash collateral in an amount sufficient to cover all undrawn amounts under each such Exchange Contract and Bank shall have agreed in writing, no Exchange Contract shall have a due date that is later than the Revolving Maturity Date subject to Bank's right to extend the due date of each such Exchange Contract beyond the Revolving Maturity Date in its sole and absolute discretion. All Exchange Contracts shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form exchange contract application. Borrower will pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing Exchange Contracts for Borrower. After and during the continuance of an Event of Default, Bank may, in its sole and absolute discretion, terminate any or all of the Exchange Contracts. Borrower agrees to indemnify and hold harmless Bank from and against all loss, costs and expense associated with any such termination of any Exchange Contract.

               (2) Interest Payments on Revolving Loans. Borrower further promises to pay to Bank from the date of the advance of the initial Revolving Loan through the Revolving Maturity Date, on or before the tenth (10/th/) day of each month, interest on the average daily unpaid balance of the Revolving Loan Account during the immediately preceding month at a rate of interest equal to one-half of one percent (0.50%) per annum in excess of the rate of interest which Bank has announced as its prime lending rate (the "Prime Rate"), which shall vary concurrently with any change in the Prime Rate. Interest shall be computed at the above rate on the basis of the actual number of days during which the principal balance of the Revolving Loan Account is outstanding divided by 360, which shall for interest computation purposes be considered one (1) year.

                   (a) Reduction in Interest Rate. Notwithstanding any of the provisions contained in Section 2.A.(2) above, provided that no Event of Default has occurred and is continuing, if on March 31, 1999 Identix is in compliance with all of the financial covenants set forth in Section 10 hereof, then beginning on April 1, 1999, Bank agrees to reduce the rate of interest accruing on the unpaid balance of the Revolving Loan Account to a rate of interest per annum equal to the Prime Rate.

     3. Loan Requests. Requests for Revolving Loans hereunder shall be in writing duly executed by Borrower in a form satisfactory to Bank and shall contain a certification setting forth the matters referred to in Section 2, which shall disclose that Borrower is entitled to the amount and type of Loan being requested. Bank is hereby authorized to charge Borrower's deposit account with Bank for all sums due Bank under this Restated Loan Agreement.

     4. Delivery of Payments. Payment to Bank of all amounts due hereunder shall be made at its Santa Clara Valley Regional office, or at such other place as may be designated in writing by Bank from time to time. If any payment date fall on a day that is not a day that Bank is open for the transaction of business ("Banking Day"), the payment due date shall be extended to the next Banking Day.

     5. Late Charge. If any interest payment, principal payment or principal balance payment required hereunder is not received by Bank on or before ten (10) days from the date in which such payment becomes due, Borrower shall pay to Bank, a late charge equal to the lesser of (a) five percent (5.0%) of the amount of such unpaid payment, in addition to said unpaid payment or (b) the maximum amount permitted to be charged by applicable law, until remitted to Bank; provided; however, nothing contained in this Section 5, shall be construed as any obligation on the part of Bank to accept payment of any past due payment or less than the total unpaid principal balance of the Revolving Loan Account following the Revolving Maturity Date. All payments shall be applied first to any late charges due hereunder, next to accrued interest then payable and the remainder, if any, to reduce any unpaid principal due under the Revolving Loan Account.

     6. Default Interest. From and after the Revolving Maturity Date or such earlier date as all sums owing under the Revolving Loan Account becomes due and payable by acceleration or otherwise, or upon the occurrence of an Event of Default, at the option of Bank all sums owing under the Revolving Loan Account shall

                                       3.
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bear interest until paid in full at a rate equal to the lesser of (a) five percent (5.0%) per annum in excess of the then applicable interest rate provided for in Section 2.A.(2) hereof or (b) the maximum amount permitted to be charged by applicable law, until all obligations hereunder are repaid in full or the Event of Default is waived or cured to the satisfaction of Bank, as applicable.

     7. Representations and Warranties. Each Borrower represents and warrants to Bank: (a) That it is a corporation, duly organized and existing in the State of its incorporation and the execution, delivery and performance of each of the Loan Documents are within such Borrower's corporate powers, have been duly authorized and are not in conflict with law or the terms of any charter, by-law or other incorporation papers, or of any indenture, agreement or undertaking to which either Borrower is a party or by which either Borrower is bound or affected; (b) Each Borrower is, and at the time the Collateral becomes subject to Bank's security interest will be, the true and lawful owner of and has, and at the time its respective Collateral becomes subject to Bank's security interest will have, good and clear title to its Collateral, subject only to Bank's rights therein and to Permitted Liens; (c) Each Account is, and at the time the Account comes into existence will be, a true and correct statement of a bona fide indebtedness incurred by the debtor named therein in the amount of the Account for either merchandise sold or delivered (or being held subject to such Borrower's delivery instructions) to, or services rendered, performed and accepted by, the account debtor; (d) That there are and will be no defenses, counterclaims, or setoffs which may be asserted against the Accounts from time to time represented by each Borrower to be Eligible Accounts, except as permitted in the definition thereof; (e) Any and all financial information, including information relating to the Collateral, submitted by any Borrower to Bank, whether previously or in the future, is and will be true and correct; (f) There is no litigation or other proceeding pending or threatened against or affecting any Borrower, and neither Borrower is in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority; (g) (i) The consolidated and consolidating balance sheets of Identix dated as of March 31, 1999, and the related consolidated and consolidating profit and loss statements for Identix's fiscal year then ended, copies of which have heretofore been delivered to Bank by Identix, and all other statements and data submitted in writing by Identix to Bank in connection with Borrower's request for credit are true and correct, and said balance sheet and profit and loss statement accurately present the financial condition of Borrower as of the date thereof and the results of the operations of Borrower for the period covered thereby, and have been prepared in accordance with GAAP, (ii) since such date, there have been no material adverse changes in the financial condition of any Borrower, and (iii) neither Borrower has any knowledge of any liabilities, contingent or otherwise, which are not reflected in said balance sheet, and neither Borrower has entered into any special commitments or substantial contracts which are not reflected in said balance sheet, other than in the ordinary and normal course of its business, which may have a Material Adverse Effect upon its financial condition, operations or business as now conducted; (h) Neither Borrower has any liability for any delinquent local, state or federal taxes, and, if any neither Borrower has contracted with any government agency, neither has any liability for renegotiation of profits; (i) Each Borrower, as of the date hereof, possesses all necessary Copyrights, Trademarks, Patents and licenses to conduct its business as now operated, without any known conflict with valid Copyrights, Trademarks, Patents and license rights of others; and (j) Borrower and its Subsidiaries have reviewed the areas within their operations and business which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the Year 2000 Problem and have made related appropriate inquiry of material suppliers and vendors, and based on such review and program, the Year 2000 Problem will not have a Material Adverse Effect upon its financial condition, operations or business as now conducted.

     8. Negative Covenants. Each Borrower agrees that so long as any loans, obligations or liabilities remain outstanding or unpaid to Bank or the commitment of Bank hereunder is in effect, neither Borrower, nor any of its subsidiaries ("Subsidiaries") will, without the prior written consent of Bank:

          A. Make any substantial change in the character of its business as now conducted;

                                       4.

          B. Create, incur, assume or permit to exist any Indebtedness other than loans from Bank except obligations now existing as shown in the financial statements referenced in Section 7.(g)(i), excluding those being refinanced by Bank, Subordinated Debt, Permitted Indebtedness and indebtedness of ANADAC to Crestar Bank in an aggregate amount not to exceed $10,000,000.00 which has been previously approved by Bank; or sell or transfer, either with or without recourse, any accounts or notes receivable or any monies due or to become due;

          C. Create, incur, assume or permit to exist any mortgage, pledge, encumbrance, lien or charge of any kind (including the charge upon property at any time purchased or acquired under conditional sale or other title retention agreement) upon any asset now owned or hereafter acquired by it, other than Permitted Liens and liens in favor of Bank, excluding any mortgage, pledge, encumbrance, lien entered into by ANADAC;

          D. Sell, lease, dispose of or grant a security interest in any of the Collateral other than to Bank (other than the disposing of such Collateral in the ordinary and normal course of its business as now conducted or other assets which are obsolete or otherwise considered surplus), or execute any financing statements covering the Collateral in favor of any secured party or Person other than Bank. Notwithstanding the foregoing, upon delivery of prior notice to Bank and the subsequent receipt of Bank's approval, Borrower may lease certain Collateral to its vendors and Bank agrees to execute a financing statement evidencing the release of its security interest in such leased Collateral.

          E. Make (1) any loans or advances to any Person or other entity other than in the ordinary and normal course of its business as now conducted (provided that such loans or advances are not made to any Person or entity which is controlled by or under common control with any Borrower) or (2) any investment in the securities of any Person or other entity other than the United States Government. Notwithstanding the foregoing, Identix may make (a) loans or advances (on normal trade terms) in the form of any product of such Borrower sold to its Subsidiaries in the ordinary and normal course of its business as now conducted, (b) loans or advances to its wholly-owned Subsidiaries up to an aggregate amount of $1,500,000.00 at any one time outstanding; provided, however, if any loans or advances are made in excess of $500,000.00 to any one Subsidiary, said Subsidiary shall execute and deliver to Bank a guaranty of the Revolving Commitment, in form and substance satisfactory to Bank and (c) investments of up to $500,000.00 in a joint venture between Identix and Sylvan Learning Systems, Inc.

          F. (1) Purchase or otherwise acquire all or substantially all of the assets or business of any Person or other entity; or (2) liquidate, dissolve, merge or consolidate, or commence any proceedings therefore; or (3) except in the ordinary and normal course of its business as now conducted, sell (including, without limitation, the selling of any property or other asset accompanied by the leasing back of the same) any assets including any fixed assets, any property, or other assets necessary for the continuance of its business as now conducted. Notwithstanding the foregoing, Borrower may proceed with any acquisition (as described above) (a) so long as no Event of Default has occurred and is continuing or would exist after giving effect to such transaction and (b) upon consummating such transaction, Identix remains in compliance with all of the financial covenants set forth in Section 10 hereof;

          G. (1) Declare or pay any dividend or make any other distribution on any of its capital stock now outstanding or hereafter issued; or (2) purchase, redeem or retire any of such stock other than in dividends or distributions payable in any Borrower's or any such Subsidiary's capital stock, except for the repurchase of such Borrower's capital stock from officers, directors, employees or consultants of such Borrower upon termination of their employment with or rendering of service to such Borrower; and

          H. Sell, transfer, assign, mortgage, pledge, license, lease, grant a security interest in, or otherwise encumber any of its Intellectual Property, other than licenses or leases of its intellectually property granted in the ordinary and normal course of its business as now conducted.

                                       5.
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     9.   Affirmative Covenants.  Each Borrower affirmatively covenants that so long as any loans, obligations or liabilities remain outstanding or unpaid to Bank or the commitment of Bank hereunder is in effect, it will:

          A. Furnish Bank from time to time such financial statements and information as Bank may reasonably request and inform Bank immediately upon the occurrence of a material adverse change therein;

          B. Permit representatives of Bank to conduct an audit of each Borrower's books and records relating to the Collateral and make extracts therefrom, with results satisfactory to Bank, provided that Bank shall use its best efforts to not interfere with the conduct of such Borrower's business, and to the extent possible to arrange for verification of the Accounts directly with the account debtors obligated thereon or otherwise, all under reasonable procedures acceptable to Bank and at such Borrower's sole expense; provided further that, prior to an Event of Default, such Borrower shall not be responsible for the expense of more than two (2) such audits in any fiscal year. Each Borrower hereby acknowledges and agrees that upon completion of any such audit, Bank shall have the right to adjust the Borrowing Base percentages, in its sole and reasonable discretion, based on its review of the results of such Collateral audit;

          C. Promptly notify Bank of any attachment or other legal process levied against any of the Collateral and any information received by any Borrower relative to the Collateral, including the Accounts, the account debtors or other Persons obligated in connection therewith, which may in any way affect the value of the Collateral or the rights and remedies of Bank in respect thereto;

          D. Reimburse Bank upon demand for any and all legal costs, including reasonable attorneys' fees, and other expenses incurred in collecting any sums payable by any Borrower under the Revolving Loan Account or any other obligation secured hereby, enforcing any term or provision of this Restated Loan Agreement or otherwise or in the checking, handling and collection of the Collateral and the preparation and enforcement of any agreement relating thereto;

          E. Notify Bank of each location and of each office of each Borrower at which records of such Borrower relating to the Accounts are kept;

          F. Provide, maintain and deliver to Bank policies insuring the Collateral against loss or damage by such risks and in such amounts, forms and companies as Bank may require (to the extent customarily maintained by businesses similar to Borrower) and with loss payable to Bank, and, in the event Bank takes possession of the Collateral, the insurance policy or policies and any unearned or returned premium thereon shall at the option of Bank become the sole property of Bank, such policies and the proceeds of any other insurance covering or in any way relating to the Collateral, whether now in existence or hereafter obtained, being hereby assigned to Bank;

          G. In the event the unpaid balance of the Revolving Loan Account shall exceed the maximum amount of outstanding loans to which any Borrower is entitled under Section 2 hereof, either Borrower shall immediately pay to Bank for credit to such Loan Account the amount of such excess;

          H. Maintain and preserve all rights, franchises and other authority adequate and necessary for the conduct of its business and maintain and preserve its existence in the state of its incorporation and any other states in which any Borrower conducts its business, except with respect to such other states, where the failure to do so would not have a Material Adverse Effect;

          I. Maintain public liability, property damage and workers compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the

                                       6.
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extent usually maintained by similar businesses. Each Borrower shall provide evidence of property insurance in amounts and types acceptable to Bank, and certificates naming Bank as a loss payee;

          J. Pay and discharge, before the same becomes delinquent and penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and any of its other liabilities at any time existing, except to the extent and so long as: (1) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any Material Adverse Effect or the loss of any right of redemption from any sale thereunder; and (2) it shall have set aside on its books reserves (segregated to the extent required by GAAP);

          K. Maintain a standard and modern system of accounting in accordance with GAAP on a basis consistently maintained; permit Bank's representatives to have access to, and to examine its properties, books and records at all reasonable times; provided that Bank shall use its best efforts to not interfere with the conduct of such Borrower's business;

          L. Maintain its properties, equipment and facilities in good order and repair;

          M. Maintain its primary banking and operating and depository accounts with Bank;

          N. Prior to allowing any of either Borrower's raw materials, work in process, finished goods inventory and property, plant and equipment to be transported to or be held at any contract manufacturer, warehouse or other location (other than with bona fide distributors and retail accounts), such Borrower shall provide notice to Bank and shall have complied with such filing and notice requirements as shall, in Bank's opinion, assure such Borrower's and Bank's priority in such property over creditors of such contract manufacturer, warehouseman or operator of such other location, including, without limitation, making filings under California Commercial Code (S)2326, providing notice under California Commercial Code (S)9114 and making filings and publications as required under California Civil Code (S)3440.1 and (S)3440.5 All such filings, notices and publications shall be in form and substance satisfactory to Bank; and

          O. Identix shall perform all acts reasonably necessary to ensure that (1) each Borrower, its Subsidiaries and any business in which any Borrower holds a substantial interest and (2) all customers, suppliers and vendors that are material to any Borrower's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of each Borrower's systems and adopting a detailed plan, with an itemized budget, for the remediation, monitoring and testing of such systems. If requested by Bank, Identix shall within ten (10) business days deliver a statement to Bank summarizing the Year 2000 exposure, program or progress of each Borrower and its Subsidiaries or other evidence of such Borrower's compliance with the terms of this Section 9.O. certified by an officer of Identix.

     10. Financial Covenants and Information. All financial covenants and financial information referenced herein shall be interpreted and prepared in accordance with GAAP as used in the United States of America applied on a basis consistent with previous years for the operations of Identix, excluding its Subsidiaries. Compliance with the financial covenants shall be calculated and monitored on a monthly basis, except as shall be expressly stated to the contrary. Identix affirmatively covenants that so long as any loans, obligations or liabilities remain outstanding or unpaid to Bank or any commitment is outstanding hereunder, it will, on a consolidating basis using only the operations of Identix, Identix Australia Pty Limited (Fingerscan) and Biometric Applications and Technology, Inc. (BA&T), and excluding all other
Subsidiaries:

          A. At all times, maintain a Minimum Tangible Net Worth in an amount which is greater than the then outstanding principal amount of the Revolving Loan Account multiplied by 1.25. As used herein, "Tangible Net Worth" shall mean the sum of all assets, excluding any value for goodwill, Copyrights, Trademarks, Patents, organization expense, investments in its Subsidiaries, in-process technology, Accounts due

                                       7.

from the Subsidiaries of Identix (excluding Accounts of Identix due from sale of any product of Identix to ANADAC in the ordinary and normal course of its business as now conducted which are less than 90 days from the applicable invoice date) and other similar intangible items, less all liabilities, plus Subordinated Debt;

          B. At all times maintain a Maximum Ratio of Total Liabilities to Tangible Net Worth not to exceed 1.25 to 1.00. As used herein "Total Liabilities" means all liabilities, excluding Subordinated Debt and deferred revenues;

          C. At all times maintain a Minimum Quick Ratio of not less than 1.00 to 1.00. As used herein "Quick Ratio" means the sum of all cash plus Accounts (excluding Accounts due from the Subsidiaries of Identix, but including Accounts of Identix due from sale of any product of Identix to ANADAC in the ordinary and normal course of its business as now conducted which are less than 90 days from the applicable invoice date) divided by current liabilities less deferred revenue;

          D. Measured on a quarterly basis on the last day of each fiscal quarter, have an operating after-tax profitability of at least $1.00;

          E. As soon as it is available, but not later than twenty-five (25) days after and as of the end of each month, deliver to Bank an internally-prepared consolidated and consolidating financial statement consisting of a balance sheet and profit and loss statement, in form satisfactory to Bank, and a Compliance Certificate in the form of Exhibit B attached hereto and incorporated herein by this reference, certified by an officer of Identix;

          F. As soon as it is available, but not later than forty-five (45) days after and as of the end of each of the first three fiscal quarters of each fiscal year of Identix, a copy of its quarterly 10-Q report for each such quarter, as filed with the Securities Exchange Commission.

          G. As soon as it is available, but not later than ninety (90) days after the end of Identix's fiscal year, deliver to Bank (1) unqualified copies of Identix's consolidated financial statements together with changes in financial position audited by an independent certified public accountant selected by Identix but acceptable to Bank and (2) a copy of its annual 10-K report, as filed with the Securities Exchange Commission;

          H. So long as any amounts remain outstanding and unpaid under the Revolving Loan Account, on a monthly basis as of the month end and as soon as it is available, but not later than ten (10) days after the end of each month, deliver to Bank, in such form and detail as Bank may require, statements showing aging of the Accounts of each Borrower, its accounts payable and an inventory report together with a Borrowing Base Certificate in the form of Exhibit C attached hereto and incorporated herein by this reference (the "Borrowing Base Certificate"), certified by an officer of such Borrower; provided, however, that
(1) if the amounts outstanding and unpaid under the Revolving Loan Account exceed $5,000,000.00 in the aggregate, each Borrower shall also be required to provide such aging statements as of the end of each mid-month (15/th/), but not later than the twenty-fifth (25/th/) day of each month; and (2) if the amounts that have been advanced under the Borrowing Base for Eligible Inventory exceed $500,000.00 in the aggregate, each Borrower shall also be required to provide the inventory report as of the end of each mid-month (15/th/), but not later than the twenty-fifth (25/th/) day of each month. Notwithstanding the foregoing, if either Borrower has not provided to Bank aging statements and an inventory report for the most recent month then ended, then as a condition to any request for a Revolving Loan, such Borrower shall have delivered to Bank said aging statements and inventory report as well as a Borrowing Base Certificate covering the most recent month then ended at least twenty (20) days prior to the date of such Borrower's request for an advance for said Revolving Loan;

          I. As soon as it is available, but not later than July 25, 1999, Identix shall deliver to Bank revised consolidating and consolidated financial projections;

                                       8.

          J. On or before June 30, 1999, Identix shall close the sale of a minimum of Nine Million Dollars ($9,000,000.00) of new equity investments in Identix's Inc. capital common stock, and shall deliver satisfactory evidence of same to Bank.

          K. Upon the reasonable request of Bank, deliver to Bank current budgets, sales projections, operating plans and other financial exhibits and information in form and substance satisfactory to Bank; and

          L. Upon any officer becoming aware, deliver immediately to Bank written notice of any pending or threatened litigation claiming, or reasonably likely to result in, damages against any Borrower in an amount in excess of $50,000.00.

     11. Loan Fee and Warrant. In addition to any other amounts due or to become due, concurrent with the execution hereof, Borrower shall deliver to Bank a loan modification fee in the amount of One Thousand Five Hundred Dollars ($1,500.00). In addition, Identix Incorporated will issue to Bank a warrant to purchase One Hundred Thousand Dollars ($100,000) of the common stock of Identix Inc. at an exercise price to be determined by the closing common stock price of Identix Inc. on June 30, 1999. Notwithstanding the foregoing, provided that on or before June 30, 1999, (1) Identix Inc. closes the sale of a minimum of Nine Million Dollars ($9,000,000.00) of new equity investments in Identix's common stock to investors acceptable to Bank and (2) delivers satisfactory evidence of such sale to Bank (the "Next Equity Round"), this warrant shall be null and void.

     12. Default and Remedies. The occurrence of any one or more of the following shall constitute an "Event of Default": (a) Default be made in the payment of any obligation by any Borrower under any Loan Document; (b) Except for any failure to pay as described in clause (a) above, breach be made in any warranty, statement, promise, term or condition, contained herein or in any other Loan Document and the same shall not have been cured to the satisfaction of Bank within fifteen (15) days after any Borrower shall have become aware thereof, whether by written notice from Bank, or otherwise, (except that no cure period shall exist for breaches in respect of any Borrower's obligations under Subsections 8.E., 8.F., 8.G., 8.H., Subsections 10.A., 10.B., 10.C., 10.D.,
10.E., 10.F., 10.G., 10.H., 10.I. and 10.J. of this Restated Loan Agreement, and Sections 1 and 2 of the General Security Agreement; and except for a five (5) day cure period shall exist for breaches in respect of any Borrower's obligations under Subsections 9.A., 9.B., 9.C., 9.F., 9.G., 9.H., 9.I. and 9.O., and Subsections 10.K. and 10.L.); (c) Any statement, warranty or representation made by any Borrower at any time proves false; (d) Any Borrower defaults in the repayment of any principal of or the payment of any interest on any indebtedness exceeding in the aggregate principal amount $50,000.00 or breaches or violates any term or provision of any promissory note, loan agreement, mortgage, indenture or other evidence of such indebtedness pursuant to which amounts outstanding in the aggregate exceed $50,000.00 if the effect of such breach is to permit the acceleration of such indebtedness, whether or not waived by the note holder or obligee, and such failure shall not have been cured to Bank's satisfaction within fifteen (15) calendar days after such Borrower shall become aware thereof, whether by written notice from Bank or otherwise, or there has in fact been an acceleration of such indebtedness; (e) Any Borrower becomes insolvent or makes an assignment for the benefit of creditors; (f) Any proceeding be commenced by any Borrower under any bankruptcy, reorganization, arrangement, readjustment of debt or moratorium law or statute or, any such a proceeding is commenced against such Borrower and is not dismissed or stayed within thirty (30) days (provided that no Revolving Loans will be made prior to the dismissal of such proceeding); (g) Any money judgment, writ of attachment, garnishment, execution or other legal process be entered against any Borrower or issued against any material property of any Borrower which is not fully covered by insurance (subject to reasonable deductibles) and remains unvacated, unbonded, unstayed or unpaid or undischarged for more than fifteen (15) days (whether or not consecutive) or in any event later than five (5) days prior to the date of any proposed sale thereunder, or if any assessment for taxes against any Borrower other than against any of its real property, is made by the Federal or State government or any department thereof; or (h) Any change in any Borrower's financial condition, prospects or operations which has a Material Adverse Effect. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its option and without demand first made and without notice to either Borrower, do any one or more of the following: (i) Terminate its

                                       9.

obligation to make loans to Borrower as provided in Section 2 hereof; (ii) Declare all sums secured hereby immediately due and payable; (iii) Immediately take possession of the Collateral wherever it may be found, using all legally permissible means to do so, or require either Borrower to assemble the Collateral and make it available to Bank at a place designated by Bank which is reasonably convenient to such Borrower and Bank, and each Borrower waives all claims for damages due to or arising from or connected with any such taking;
(iv) Proceed in the foreclosure of Bank's security interest and sale of the Collateral in any manner permitted by law, or provided for herein; (v) Sell, lease or otherwise dispose of the Collateral at public or private sale, with or without having the Collateral at the place of sale, and upon terms and in such manner as Bank may determine, and Bank may purchase same at any such sale; (vi) Retain the Collateral in full satisfaction of the obligations secured thereby to the extent permitted under the Uniform Commercial Code; or (vii) Exercise any remedies of a secured party under the Uniform Commercial Code. Prior to any such disposition, Bank may, at its option, cause any of the Collateral to be repaired or reconditioned in such manner and to such extent as Bank may deem advisable, and any sums expended therefor by Bank shall be repaid by either Borrower and secured hereby. Bank shall have the right to enforce one or more remedies hereunder successively or concurrently, and any such action shall not estop or prevent Bank from pursuing any further remedy that it may have hereunder or by law. If a sufficient sum is not realized from any such disposition of the Collateral to pay all obligations secured by this Restated Loan Agreement, each Borrower hereby promises and agrees to pay Bank any deficiency.

     13. Records Retention. Each Borrower authorizes Bank to destroy all invoices, delivery receipts, reports and other types of documents and records submitted to Bank in connection with the transactions contemplated herein at any time subsequent to four (4) months from the time such items are delivered to Bank.

     14. Attorneys' Fees. Each Borrower agrees to reimburse Bank for its reasonable attorneys' fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of the Loan Documents.

     15.  Governing Law; Judicial Reference.

          A. Governing Law. This Agreement shall be deemed to have been made in the State of California and the validity, construction, interpretation, and enforcement hereof, and the rights of the parties hereto, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

          B.   Judicial Reference.

               (1) Other than (a) nonjudicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (b) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising out of or relating to this Restated Loan Agreement or the other Loan Documents, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to this Restated Loan Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Restated Loan Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court in the County where the real property, if any, is located or Santa Clara County, if none (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his/her representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in

                                      10.

Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP (S) 170.6. The referee shall (x) be requested to set the matter for hearing within sixty (60) days after the date of selection of the referee and (y) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgement shall be entered pursuant to CCP (S) 644 in any court in the State of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Restated Loan Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

               (2) Except as expressly set forth in this Restated Loan Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

               (3) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding that shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

               (4) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, (S) 1280 through (S) 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.

     16. Suretyship Waivers and Consents. Each Borrower agrees that it is jointly and severally, directly, and primarily liable to Bank for payment in full of all obligations under the Loan Documents ("Obligations") and that such liability is independent of the duties, obligations and liabilities of the other Borrower. The Loan Documents are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents. Each Borrower acknowledges that

                                      11.

the obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of persons or entities other than such Borrower (including any other Borrower party hereto) and, in full recognition of that fact, each Borrower consents and agrees that Bank may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of this Loan Agreement by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to each Borrower: (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval, or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof;
(d) accept partial payments on the Obligations; (e) receive and hold additional security or guaranties for the Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Bank in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Obligations or any part thereof; (h) settle, release on terms satisfactory to Bank or by operation of applicable laws, or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change, or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other Person, and correspondingly restructure the Obligations, and any such merger, change, restructuring, or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

     Upon the occurrence and during the continuance of any Event of Default, Bank may enforce this Loan Agreement independently as to each Borrower and independently of any other remedy or security Bank at any time may have or hold in connection with the Obligations, and it shall not be necessary for Bank to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Loan Agreement. Each Borrower expressly waives any right to require Bank to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral provided by any Person, and agrees that Bank may proceed against Borrowers or any Collateral in such order as it shall determine in its sole and absolute discretion.

     Bank may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other person, or whether any other person is joined in any such action or actions. Each Borrower agrees that Bank and any Borrower and any affiliate of any Borrower may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Loan Agreement.

     Bank's hereunder shall be reinstated and revived, and the enforceability of this Loan Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by Bank, all as though such amount had not been paid. The rights of Bank created or granted herein and the enforceability of this Loan Agreement at all times shall remain effective to cover the full amount of all the Obligations even though the Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower and whether or not any other Borrower shall have any personal liability with respect thereto.

                                      12.

     To the maximum extent permitted by applicable law and to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Borrower with respect to the Obligations, (b) the unenforceability or invalidity of any security or guaranty for the Obligations or lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (c) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Obligations), (d) any failure of Bank to marshal assets in favor of any Borrower or any other person, (e) any failure of Bank to give notice of sale or other disposition of collateral to any Borrower or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) any failure of Bank to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Obligation, including any failure of Bank to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Obligation, (g) any act or omission of Bank or others that directly or indirectly results in or aids the discharge or release of any Borrower or the Obligations or any security or guaranty therefor by operation of law or otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation, (i) any failure of Bank to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Bank of the application or non-application of
Section 1111(b)(2) of the United States Bankruptcy code, (k) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy code, (1) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any lien in favor of Bank for any reason, or (o) any action taken by Bank that is authorized by this section or any other provision of any Loan Document. Until such time as all of the Obligations have been fully, finally, and indefeasibly paid in full in cash: (i) each Borrower hereby waives and postpones any right of subrogation it has or may have as against any other Borrower respect to the Obligations; and (ii) in addition, each borrower also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Borrower. Each borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Loan Agreement or of the existence, creation or incurring of new or additional Obligations.

     In the event that all or any part of the Obligations at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Borrower authorizes Bank, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Borrower, the enforceability of this Loan Agreement, or the validity or enforceability of any Liens of Bank , to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

     To the fullest extent permitted by applicable law, to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any defenses to the enforcement of this Loan Agreement or any rights of Bank created or granted hereby or to the recovery by Bank against any Borrower or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Borrowers and may preclude Borrowers from obtaining reimbursement or contribution from other Borrowers. To the fullest extent permitted by applicable law, each Borrower expressly waives any suretyship defenses or benefits that it otherwise might or would have under applicable law. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS SECTION, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY THE BANK, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE OBLIGATIONS, HAS DESTROYED SUCH BORROWER'S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE OTHER BORROWERS BY THE OPERATION LAW,

                                      13.

INCLUDING BUT NOT LIMITED TO SECTION 580d OF THE CODE OF CIVIL PROCEDURE, OR OTHERWISE.

     Borrower and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect any rights which Borrower may otherwise have against any other Borrower, Bank or others, or against any Collateral. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

     17.  Miscellaneous Provisions.

          A. Nothing herein shall in any way limit the effect of the conditions set forth in any other security or other agreement executed by any Borrower, but each and every condition hereof shall be in addition thereto.

          B. No failure or delay on the part of Bank, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof.

          C. All rights and remedies existing under this Restated Loan Agreement or any other Loan Document are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          D. All headings and captions in this Restated Loan Agreement and any related documents are for convenience only and shall not have any substantive effect.

          E. The liability of each Borrower hereunder shall be joint and several.

          F. This Restated Loan Agreement may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto and telephonic notification that such executed counterparts has been received by Borrower and Bank.

          G. This Restated Loan Agreement is not intended to be, and shall not be construed to create, a novation or accord and satisfaction, and, except as otherwise provided herein, the Amended and Restated Loan Agreement is amended and restated in full by the terms of this Restated Loan Agreement and all obligations outstanding under the Amended and Restated Loan Agreement are governed by the terms of this Restated Loan Agreement.

Bank:                                    Borrower:

Imperial Bank                            Identix Incorporated,
                                         a Delaware corporation

By:_____________________________         By:_____________________________
Printed Name:___________________         Printed Name:___________________
Title:__________________________         Title:__________________________

                                      14.

                                         Identicator Technology, Inc.,
                                         a Delaware corporation


                                         By:_____________________________
                                         Printed Name:___________________
                                         Title:__________________________


LIST OF EXHIBITS AND SCHEDULES
------------------------------

Exhibit A: Definitions
Schedule 1 to Exhibit A: List of Specific Permitted Indebtedness
Schedule 2 to Exhibit A: List of Specific Permitted Liens

Exhibit B: Compliance Certificate

Exhibit C: Borrowing Base Certificate

                                      15.

                                   Exhibit A

                                  DEFINITIONS

     "Accounts" means any right to payment for goods sold or leased, or to be sold or to be leased, or for services rendered or to be rendered no matter how evidenced, including accounts receivable, contract rights, chattel paper, instruments, purchase orders, notes, drafts, acceptances, general intangibles and other forms of obligations and receivables.

     "ANADAC" means ANADAC, Inc., a wholly owned subsidiary of Identix.

     "Borrower" means individually and collectively, Identix and Identicator.

     "Capital Lease" means, as to any Person, any lease of any Property by such Person as lessee that is, or should be in accordance with Financing Accounting Standards Board Statement No. 13, classified and accounted for as a "capital lease" on the balance sheet of such Person prepared in accordance with GAAP.

     "Capital Lease Obligation" means, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

     "Collateral" means any and all personal property of each Borrower which is assigned or hereafter is assigned to Bank as security or in which Bank now has or hereafter acquires a security interest hereunder (including, without limitation, the Accounts), or pursuant to the terms of the General Security Agreement, the IP Security Agreement or otherwise.

     "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, capital stock purchases, capital contributions or otherwise), or to maintain the solvency of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person's liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

     "Domestic Account Debtors" means all account debtors of Borrower whose principal place of business is located within the United States of America.

                                   Exhibit A

     "Eligible Accounts" means such of Borrower's Accounts, as Bank in its sole and reasonable discretion shall determine are eligible from time to time; provided, however, that in no event shall Eligible Accounts include the following:

          (1)  all Accounts under which payment is not received within ninety
     (90) days from the applicable invoice date; provided that all Accounts for Sagem Morpho Inc. ("Morpho") and NEC Technologies ("NEC") under which payment is not received within one hundred twenty (120) days from the applicable invoice date shall be deemed ineligible Accounts;

          (2) from the date hereof through June 30, 1999, all Accounts for Morpho, NEC and the California Department of Justice ("DOJ") under which payment is not received within one hundred fifty (150) days from the applicable invoice date. Notwithstanding the foregoing, from and after June 30, 1999, if an assignment of claim on future sales to DOJ has been obtained by Bank, all Accounts for DOJ under which payment is received within one hundred fifty (150) days from the applicable invoice date shall be deemed eligible Accounts;

          (3) all Accounts against which the account debtor or any other Person obligated to make payment thereon asserts any defense, offset, counterclaim or other right to avoid or reduce the liability represented by the Accounts;

          (4) any Accounts if the account debtor or any other Person liable in connection therewith is insolvent, subject to bankruptcy or receivership proceedings or has made an assignment for the benefit of creditors or whose credit standing is unacceptable to Bank and Bank has so notified such Borrower;

          (5) Accounts with respect to which the account debtor is an officer, director, shareholder, employee or Subsidiary, excluding Accounts due from the sale of any product of Identix to ANADAC in the ordinary and normal course of its business now conducted, which are less than ninety (90) days from the applicable invoice date;

          (6) Accounts due from an account debtor if more than fifty percent (50.0%) of the aggregate amount of Accounts of such account debtor have at that time remained unpaid for more than ninety (90) days from the applicable invoice date (except as permitted in clauses (1) and (2) above);

          (7) Accounts due from an account debtor whose principal place of business is located outside of the United States of America (with the exception of Armaguard, who has been previously approved by Bank) unless either (a) such Accounts are insured or covered by a letter of credit in a manner and form acceptable to Bank or (b) Bank shall have otherwise permitted in writing in its sole and absolute direction;

          (8)  salesperson's accounts for promotional purposes;

          (9) the amount by which the aggregate of all Accounts of an account debtor exceeds twenty-five percent (25.0%) of the total accounts receivable balance ("Concentration Limit"); provided, however, the Concentration Limit for Morpho and NEC shall be thirty-five percent (35.0%);

          (10) Accounts where the account debtor is a seller to borrower, to the extent that a potential offset exists (but excluding deferred maintenance revenue); and

          (11) Accounts where the account debtor is a governmental entity, agency or instrumentality thereof under which payment is not received within one hundred twenty (120) days from the applicable invoice date.

                                   Exhibit A

     "Eligible Inventory" means Identix's raw materials and Finished Goods Inventory received and/or completed within ninety (90) days and stored at Identix's principal place of business located at 510 North Pastoria Avenue, Sunnyvale, California, or at Bank's sole discretion, at any other such principal place of business as Borrower shall notify Bank in writing.

     "Event of Default" has the meaning set forth in Section 12.

     "Finished Goods Inventory" means all of Borrower's goods, merchandise and other personal property which are held for sale or lease.

     "Foreign Account Debtors" means all account debtors of Borrower whose (1) principal place of business is located outside of the United States of America and (2) accounts (a) are insured or covered by a letter of credit in manner and form acceptable to Bank or (b) shall have otherwise been approved by Bank in writing in its sole and absolute discretion.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by the significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "General Security Agreement" means collectively the General Security Agreement dated as of December 25, 1998, made by Identix in favor of Bank and the General Security Agreement dated of even date herewith made by Identicator in favor of Bank.

     "IP Security Agreement" means that certain Collateral Assignment, Patent Mortgage and Security Agreement dated of even date herewith made by Identicator in favor of Bank.

     "Indebtedness" means, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, including, without limitation, all of such indebtedness outstanding under this Restated Loan Agreement and any of the other Loan Documents, (b) all Capital Lease Obligations of such Person,
(c) to the extent of the outstanding indebtedness thereunder, any obligation of such Person representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than (i) trade or other accounts payable in the ordinary course of business in accordance with customary industry terms and
(ii) deferred franchise fees), (e) all Contingent Obligations, (f) any obligation of such Person of the nature described in clauses (a), (b), (c), (d) or (e) above, that is secured by a Lien on assets of such Person and which is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (g) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (h) any obligation of such Person to reimburse the issuer of any letter of credit issued for the account of such Person upon which a draw has been made, and (i) any lease having the effect of indebtedness, whether or not the same shall be treated as such on the balance sheet of Borrower under GAAP.

     "Intellectual Property" means

          (1) Any and all copyright rights, copyright applications, copyright registrations and like protection in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the "Copyrights");

                                   Exhibit A

          (2) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

          (3) Any and all design rights which may be available to any Borrower now or hereafter existing, created, acquired or held;

          (4) Any patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including, without limitation, the patents and patent applications (collectively, the "Patents");

          (5) Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of any Borrower connected with and symbolized by such trademarks (collectively, the "Trademarks");

          (6) Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

          (7) Any licenses or other rights to use any of the Copyrights, Patents or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights;

          (8) Any amendments, extensions, renewals and extensions of any of the Copyrights, Patents or Trademarks; and

          (9) Any proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

     "Lien" means any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor, upon or with respect to any property or assets.

     "Loan Documents" means this Restated Loan Agreement, the General Security Agreement, the IP Security Agreement, the Warrant to Purchase Stock and those certain Agreements to Provide Insurance (Real or Personal Property) dated of even date herewith, each as executed by each Borrower in favor of Bank, together with all other documents entered into or delivered pursuant to any of the foregoing, in each case as originally executed or as the same may from time to time be modified, amended, supplemented or restated.

     "Material Adverse Effect" means any set of circumstances or events which
(a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any material provision of any Loan Document,
(b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of any Borrower, (c) materially impairs or could reasonably be expected to materially impair the ability of any Borrower, to perform its material Obligations, (d) materially impairs or could reasonably be expected to materially impair the value or priority of Bank's security interest in any Collateral or (e) materially impairs or could reasonably be expected to materially impair the ability of Bank to enforce any of its legal remedies pursuant to the Loan Documents.

     "Permitted Indebtedness" means the following:

          (1) indebtedness of each Borrower or Indebtedness and Contingent Obligations of its Subsidiaries in favor of Bank arising under this Restated Loan Agreement and the other Loan Documents;

                                   Exhibit A

          (2)  the existing Indebtedness and Contingent Obligations disclosed on
     Schedule 1 attached hereto and incorporated herein by this reference; provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon any Borrower or any of its Subsidiaries;

          (3)  the Subordinated Debt;

          (4) extensions, renewals or refinancings of Indebtedness permitted under this Restated Loan Agreement, other than clause (3) immediately above;

          (5)  accrued dividends on the preferred stock of any Borrower;

          (6)  interest rate and currency hedging agreements;

          (7) guaranties of any Subsidiary's suppliers in connection with the purchase of supplies in the ordinary course of business;

          (8) guaranties of lease obligations incurred in the ordinary course of business and to the extent otherwise permitted hereunder;

          (9)  Contingent Obligations constituting Permitted Liens; and

          (10) the indebtedness referred to in clause (3)(a) of the definition of Permitted Liens.

     "Permitted Liens" means the following:

          (1) liens and security interests existing as of this date and disclosed in Schedule 2 attached hereto and incorporated herein by this reference;

          (2) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

          (3) liens and security interests (a) upon or in any equipment acquired or held by any Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment and in an amount not greater than the purchase price thereof or (b) existing on such equipment at the time of its acquisition, provided that the lien and security interest is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

          (4) liens consisting of leases or subleases and licenses and sublicenses granted to others in the ordinary course of any Borrower's business not interfering in any material respect with the business of such Borrower and any interest or title of a lessor or licensor under any lease or license, as applicable;

          (5) liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons or entities imposed without action of such parties, provided that the payment thereof is not yet required;

          (6) liens incurred or deposits made in the ordinary course of any Borrower's business in connection with worker's compensation, unemployment insurance, social security and other like laws;

                                   Exhibit A

          (7) liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

          (8) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not interfering in any material respect with the ordinary conduct of any Borrower's business;

          (9) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (10) liens that are not prior to Bank's security interest which constitute rights of set-off of a customary nature;

          (11) any interest or title of a lessor in equipment subject to any Capitalized Lease otherwise permitted hereunder; and

          (12) any liens arising from the filing of any financing statements relating to true leases otherwise permitted hereunder.

     "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

     "Revolving Maturity Date" has the meaning set forth in Section 2.A.

     "Subordinated Debt" means indebtedness of any Borrower, the repayment of principal of which is fully subordinated in time and right of payment to the Revolving Loans, and has been approved in Bank's sole and absolute discretion and in writing.

     "Warrant to Purchase Stock" means that certain Warrant to Purchase Stock effective as of July 1, 1999, issued by Identix to Bank in connection herewith, providing for the purchase of $100,000.00 in shares of the [common] [Series _____ preferred] stock of Identix trading under the ticker symbol "IDX," at an initial exercise price equal to the share price of such stock at the close of the financial markets on June 30, 1999, at 4:30PM (eastern standard time) and in no event shall exceed twelve thousand (12,000) shares of such stock. Such Warrant shall be in form satisfactory to Bank and shall be exercisable only upon Identix's failure to close the Next Equity Round through the expiration date noted thereon.

     "Year 2000 Compliant" means, in regard to any Borrower or any Person, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such Borrower or such Person, will properly perform date sensitive functions before, during and after the year 2000.

     "Year 2000 Problem" means the risk that any computer applications used by any Borrower and its Subsidiaries may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999.

                                   Exhibit A

                            Schedule 1 to Exhibit A

                        SPECIFIC PERMITTED INDEBTEDNESS


                  (List, attach schedule or indicate "None")





                            Schedule 1 to Exhibit A

                            Schedule 2 to Exhibit A

                           SPECIFIC PERMITTED LIENS



                  (List, attach schedule or indicate "None")




                            Schedule 2 to Exhibit A

                                   Exhibit B

                            COMPLIANCE CERTIFICATE

The consolidated financial statements dated as of __________________________ of Identix Incorporated, Delaware corporation ("Identix") attached hereto and submitted to Imperial Bank ("Bank") pursuant to that certain Second Amended and Restated Loan Agreement dated as of May 13, 1999, entered into between Identix, Identicator Technology, Inc., a Delaware corporation, and Bank (the "Loan Agreement"), are in compliance with all financial covenants (unless otherwise noted below) as specified in Section 10 therein, as follows:

--------------------------------------------------------------------------------
Covenant:                                                      Actual:
--------------------------------------------------------------------------------
A.  Minimum Tangible Net Worth of:
    -----------------------------

    outstanding principal amount of the Revolving Loan
    Account multiplied by 1.25

--------------------------------------------------------------------------------
B.  Maximum Liabilities to Tangible Net Worth Ratio:
    -----------------------------------------------

    1.25 to 1.00

--------------------------------------------------------------------------------
C.  Minimum Quick Ratio:
    -------------------

    1.00 to 1.00

--------------------------------------------------------------------------------
D.  After-tax profitability:
    -----------------------

    $1.00

--------------------------------------------------------------------------------

Exceptions: (if none, so state):

________________________________________________________________________________
________________________________________________________________________________

The undersigned authorized officer of Identix hereby certifies that Identix is in complete compliance with the terms and conditions of the Loan Agreement for the period ending _____________________, ____, and as of the date of this Compliance Certificate the representations and warranties stated therein are true, accurate and complete as of the date hereof (except as to those representations and warranties which specifically reference a particular date and except as noted above).

The undersigned further certifies that s/he knows of no pending conditions which may cause an Event of Default (as defined in the Loan Agreement) to exist in the next thirty (30) days. The required support documents for this certification are attached and prepared in accordance with GAAP consistently applied.

Date:_____________________________       Identix Incorporated,
                                         a Delaware corporation

                                         By:____________________________________
                                         Name:__________________________________
                                         Title:_________________________________

                                   Exhibit B

                                   Exhibit C

                          BORROWING BASE CERTIFICATE



                     (To be provided and attached by Bank)


                                   Exhibit C